MEMO

TO: File

FROM: Joe Flynn

SUBJECT: Item 77(d): Form N-SAR for Fidelity Phillips

Street

DATE: July 8, 1999

____________________________________________________________

__________ The following is an update to Fidelity Cash

Reserves and Fidelity U.S. Government Reserves pursuant to a

Board approved vote on April 15, 1999.

Effective May 24, 1999, Fidelity Cash Reserves and Fidelity

U.S. Government Reserves are permitted to lend up to 15% of

net assets to other funds through the interfund lending

program, and will be subject to the standard 1940 Act

borrowing limit of 33 1/3% of total assets as set forth in

the funds' standard fundamental borrowing limit.